Exhibit 2.1

AMENDMENT NO. 1

to

ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) is made and entered into this 12th day of February, 2019 and among BROOKS AUTOMATION, INC., a Delaware corporation (“Seller”), EDWARDS VACUUM LLC, a Delaware limited liability company (“Purchaser”) and ATLAS COPCO AB, a company incorporated under the laws of Sweden (“Guarantor”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Purchase Agreement (as defined below).

WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement, dated as of August 27, 2018, by and among Seller, Purchaser and, solely for the purposes of Section 6.9, Guarantor (such agreement, including all Schedules and Exhibits thereto, the “Purchase Agreement”).

WHEREAS, the parties wish to amend the Purchase Agreement, in accordance with Section 12.10 of the Purchase Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound, the parties agree as follows:

1. Amendment to the Purchase Agreement. Section 12.2(a)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(ii)    by either Purchaser or Seller, if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on August 27, 2019 (the “End Date”); provided,  however, that neither Purchaser nor Seller shall be permitted to terminate this Agreement pursuant to this Section 12.2(a)(ii) if the failure to consummate the Closing by the End Date results from, or is caused by, a material breach by such Party of any of its representations, warranties, covenants or agreements contained herein.

2. Miscellaneous

(a) Continuing Effect.  Nothing in this Amendment shall constitute or be deemed to constitute an amendment of any provision of, or a waiver of the rights of any party under, the Purchase Agreement except as expressly set out in this Amendment.  Except as specifically amended by this Amendment, all provisions of the Purchase Agreement shall remain in full force and effect.  Upon the execution hereof, this Amendment and the Purchase Agreement shall constitute one agreement.  The term “Agreement” as used in the Purchase Agreement shall mean the Purchase Agreement as amended by this Amendment.

(b) Miscellaneous Provisions. Article XII of the Purchase Agreement is incorporated by reference mutatis mutandis.

(c) Effectiveness.  Upon the execution and delivery of this Amendment by each of the parties named on this signature pages hereof, this Amendment shall be deemed to be in full force and effect, and the terms and conditions herein shall be legally binding on each party hereto.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized signatories as of the date and year first above written.

BROOKS AUTOMATION, INC.

By:	/s/ Stephen S. Schwartz
Name:	Stephen S. Schwartz
Title:	President and Chief Executive Officer

EDWARDS VACUUM LLC
By:	/s/ Scott Balaguer
Scott Balaguer, Vice President and General Manager,
Semiconductor Division North America

ATLAS COPCO AB
(only with respect to Section 6.9 of the Purchase Agreement),

By:	/s/ Håkan Osvald
Håkan Osvald, Senior Vice President, General Counsel

By:	/s/ Hans Ola Meyer
Hans Ola Meyer, Senior Vice President
Controlling & Finance and Chief Financial Officer